Calculation of Filing Fee Tables
S-3
Coterra Energy Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.10 per share	457(a)	250,000	$ 23.61	$ 5,902,500.00	0.0001531	$ 903.67
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 5,902,500.00		$ 903.67
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 903.67
Offering Note
[1]	The amount registered is estimated based on (a) the total number of shares of common stock, par value $0.10 per share ("Common Stock") issuable upon conversion of the 4,265 outstanding shares of 81/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share ("Cimarex Preferred Stock"), of Cimarex Energy Co. ("Cimarex"), at the current conversion rate of 41.53769 shares of Common Stock per share of Cimarex Preferred Stock, plus (b) an estimate of 72,841 additional shares of Common Stock that could become issuable upon conversion of the outstanding shares of Cimarex Preferred Stock due to possible future adjustments to such conversion rate as a result of future dividends on the Common Stock during the period in which this registration statement is expected to remain effective. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock registered also includes an indeterminate number of shares of Common Stock that may be issued from time upon conversion of the Cimarex Preferred Stock in connection with stock splits, stock dividends, anti-dilution provisions or similar transactions. The proposed maximum offering price is estimated solely for the purpose of calculating the amount of the registration fee and is based on the average of the high and low sales prices of Common Stock of $23.61 per share as of October 28, 2024 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act.